Exhibit 10.11L

Silicon Valley Bank

Amendment to Loan Documents

Borrower:	Laserscope
Address:	3070 Orchard Drive
San Jose, California 95134

Date:	September 24, 2004

     THIS AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

     The Parties agree to amend the Loan and Security Agreement between them, dated October 1, 1999 (as otherwise amended, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

     1. Audits. In addition to all rights of Silicon under Section 5.4 of the Loan Agreement, an audit shall be conducted in accordance with Section 5.4 prior to (i) the funding of any Loan request requesting a Loan in excess of $1,000,000 and (ii) when the Streamline Facility Agreement dated September 25, 2003 between Borrower and Silicon (the “Streamline Agreement”) ceases to be in effect.

     2. Modified Credit Limit (Modified Inventory Loans and Addition of Cash Management Sublimit). The Credit Limit set forth in Section 1 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

1.	CREDIT LIMIT

(Section 1.1):	An amount not to exceed the lesser of a total of: (i) $5,000,000 at any one time outstanding (the “Maximum Credit Limit”), or (ii) the sum of (a), (b) and (c) below:

(a) Receivable Loans. Loans (the “Receivable Loans”) in an amount up to 80% (an “Advance Rate”) of the amount of Borrower’s Eligible Receivables (as defined in Section 8 above), plus

(b) Inventory Loans. Loans (the “Inventory Loans”) in an amount up to the lesser of:

(1)	25% (and “Advance Rate”) of the value of Borrower’s Eligible Inventory (as defined in Section 8 above), calculated at the lower of cost or market value and determined on a first-in, first-out basis, or

(2)	an amount equal to 25% (an “Advance Rate”) of the Borrower’s Eligible Receivables (as defined in Section 8 above); or

(3)	$500,000;

plus

(c) Loans in the aggregate not to exceed $2,000,000 provided that Loans under this subclause (ii)(c) shall only be available to Borrower as long as Borrower maintains at least $3,000,000 in unrestricted cash (excluding any Loans made under this Agreement) in accounts maintained at Silicon.

Silicon may, from time to time, modify the Advance Rates, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Receivables, its evaluation of the Inventory or other issues or factors relating to the Receivables, Inventory or other Collateral.

Without limiting the definition of “Eligible Receivables”, receivables owing to Borrower’s subsidiaries shall not constitute Eligible Receivables.

Letter of Credit Sublimit
(Section 1.5):	$2,000,000.

Cash Management Services and Reserves:
Borrower may use up to $2,000,000 of Loans available hereunder for Silicon’s Cash Management Services, including, merchant services, business credit card, and other services identified in the cash management services agreement related to such service (the “Cash Management Services”). Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

     3. Modified Maturity Date. Section 4 of the Schedule to Loan and Security Agreement is hereby amended in its entirety to read as follows:

4.	MATURITY DATE
	(Section 6.1):	September 28, 2006.

     4. Modified Tangible Net Worth Covenant. Section 5 of the Schedule to Loan and Security Agreement is hereby amended in its entirety to read as follows:

5. FINANCIAL COVENANTS
(Section 5.1):	Borrower shall comply with each of the following covenant(s). Compliance shall be determined as of the end of each month:

Minimum Tangible
Net Worth:	As of the end of each month, Borrower shall maintain a Tangible Net Worth of not less than $23,000,000, plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending after the date hereof. Notwithstanding the foregoing, Borrower shall comply with the Minimum Tangible Net Worth Financial Covenant as of the end of each fiscal quarter if the outstanding balance of Loans (excluding Letters of Credit) was zero throughout such fiscal quarter and provided no Default or Event of Default has occurred.

Increases in the Minimum Tangible Net Worth Covenant based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased.

Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Tangible Net Worth” shall mean the excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, with the following adjustments:

(A)	there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to the Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises.

(B)	there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which is acceptable to Silicon in its discretion.

     5. Modified Streamline Facility Agreement. Paragraph 1 of the Streamline Agreement is hereby amended to read as follows:

1. Monthly Borrowing Base. Within 15 days after the end of each month, Borrower shall deliver to Silicon a Borrowing Base Certificate signed by the Chief Executive Officer, President, Chief Financial Officer or Controller of Borrower on Silicon’s standard form, together with aged listings of accounts receivable and accounts payable, inventory reports and transaction reports (not including sales and collection journals). Borrower shall comply with all other monthly, quarterly and annual reporting requirements as set forth in the Loan Agreement. Notwithstanding the foregoing, Borrower shall deliver such Borrowing Base Certificate, the aged listing of accounts receivable and accounts payable, inventory reports and transaction reports (not including sales and collection journals), financial statements and compliance certificate within 15 days after the end of each fiscal quarter if, throughout such fiscal quarter, the outstanding balance of Loans (excluding Letters of Credit) was zero throughout such fiscal quarter and provided no Default or Event of Default has occurred.

     6. Fee. In consideration for Silicon entering into this Amendment, Borrower shall pay Silicon a fee in the amount of $15,000 (the “Fee”) as follows: (i) $7,500, payable concurrently herewith and (ii) $7,500 payable on September 24, 2005, which Fee is deemed fully earned as of the date thereto, shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said Fee to Borrower’s loan account.

     7. Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

     8. General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:		Silicon:

LASERSCOPE		SILICON VALLEY BANK

By		BY
	President or Vice President	Title

By
Secretary or Ass’t Secretary

CONSENT

     The undersigned acknowledges that its consent to the foregoing Agreement is not required, but the undersigned nevertheless does hereby consent to the foregoing Agreement and to the documents and agreements referred to therein and to all future modifications and amendments thereto, and any termination thereof, and to any and all other present and future documents and agreements between or among the foregoing parties. Nothing herein shall in any way limit any of the terms or provisions of the Guarantee of the undersigned, all of which are hereby ratified and affirmed.

LASERSCOPE (UK) LIMITED

By

Title